FOR IMMEDIATE RELEASE

Empery Digital Sends Letter to Shareholders Detailing Efforts to Maximize Long-Term Value Creation for Shareholders

Recommends Shareholders Vote “FOR” Empery Digital’s 9 Nominees on the WHITE Proxy Card

AUSTIN, Texas – September 15, 2026 – Empery Digital Inc. (NASDAQ: EMPD) (the "Company" or "Empery Digital") today sent a letter to shareholders in connection with its upcoming 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) scheduled to be held on October 14, 2026. Shareholders of record as of the close of business on September 2, 2026, are entitled to vote at the 2026 Annual Meeting.

The letter highlights the promising road that lays ahead for Empery Digital shareholders as the Board executes on the Company’s strategic partnership with the Hunt family to capitalize on rapidly growing hyper-scaler demand for power. It acknowledges that the Company’s vision is now supported by its only dissident shareholder, ATG Capital Opportunities Fund LP (“ATG Capital” or “ATG”) and it places into context why replacing any of the Company’s directors with ATG nominees that have zero relevant experience would be detrimental to the very plan that ATG now purportedly supports.

The Company urges Empery Digital’s shareholders to vote “FOR” all 9 of Empery Digital’s director nominees and other proposals.

The full text of the letter is below:

Dear Fellow Shareholders,

Your vote at our 2026 Annual Meeting is very important.

We are using this letter as an opportunity to discuss why we are excited about Empery Digital’s future.

Our directors and management team beneficially own more than 21% of the shares of the Company. Our interests are aligned with yours. We ask Empery Digital shareholders to support our efforts by voting “FOR” all nine of Empery Digital’s highly qualified nominees – Ryan Lane, John Kim, Ian Read, Matthew Homer, Jonathan Foster, Örn Ólason, Adrian Solgaard, Rohan Chauhan and E. Taylor Robertson – using the WHITE proxy card.

Evolving Our Strategy to Maximize Our Value Creation Potential

Empery Digital was launched in July 2025 with the goal of operating a low cost, capital efficient, best in class bitcoin treasury program. We raised $500 million in equity and acquired more than 4,000 bitcoin in the span of a month.

The market environment for bitcoin quickly changed, and we, like many other treasuries, began trading at a discount to our Net Asset Value (“NAV”). We immediately began to focus on pursuing accretive, value-creating opportunities, including significant repurchases of our shares.

In April 2026, we capitalized on an opportunity to partner with Hunt Properties and the Hunt family, one of America’s most successful families in the energy space, to identify, fund and execute on data center and AI infrastructure opportunities.

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Strategically Capitalizing on the Most Compelling Opportunity of our Time for Empery Digital Shareholders

Access to reliable, scalable power, and the capability to generate it, is increasingly critical as the demand for AI and high-performance compute continues to explode. McKinsey projects global data center capacity demand will more than double by 2030, with U.S. power capacity expected to triple over the same period.

Your Board believes that successfully capturing the opportunity requires both investment expertise and experience navigating utility interconnection processes, power procurement, power generation, and energy infrastructure development. That’s what makes our strategic partnership with Hunt Properties and the Hunt family so unique and compelling.

We are combining our public company platform, expertise in capital markets and investments and balance sheet with the Hunt’s decades of relevant industry experience and their established network of relationships across the U.S. energy markets. We are deploying capital where it creates the most value while limiting our funding obligations to initial investments:

•	Near-Term Cash Flow – a $65 million investment for 25% interest in a 150 megawatt Midwest facility that is expected to be converted into a state-of-the-art AI data center upon execution of the triple net lease agreement with high investment grade counterparties currently under LOI and closing of the acquisition. The facility has the opportunity to double in capacity to approximately 300 megawatts. Payments to Empery Digital are expected to commence in early 2027 and would total more than $440 million over the 15-year term. The lease is on track for execution in September 2026.

•	Behind the Meter Buildouts – a $20 million investment for 8% interest in Cardinal Data Power (“CDP”) that supports a West Texas campus, the first of several projects in the pipeline for CDP. Reciprocating generators are secured for most of the Phase 1 power generation, which is now contemplated to deliver 1.3 gigawatts in 2027 with the site supporting expansion to more than 5 gigawatts over time.

Our pipeline is growing and our balance sheet and strategic relationships give us the flexibility to move quickly in pursuit of similar opportunities.

Protecting the Interests of All Empery Digital Shareholders

ATG Capital is now purporting to support the Company’s plans while asking shareholders to replace the critical directors behind that plan.

Let’s be honest about how we got here. ATG is a NAV-Gap activist with a history of closed-end fund litigation. When ATG invests, it does so for one reason only: a short-term profit on the back of a vulnerable public company. The play is simple: buy a company’s stock at a discount, obtain control of the company, and force the sale of the company or the company’s assets.

When ATG Capital nominated nine directors to stand for election at the 2026 Annual Meeting, it did not disclose any plan to liquidate the Company, nor disclose its coordination with another shareholder, Tice Brown, who was actively calling for that liquidation. After reviewing the submission with legal counsel, your Board rejected ATG Capital’s nominations because it unanimously determined that this information was required to be disclosed by the Company’s bylaws. Rather than be transparent, ATG Capital sued.

The evidence obtained by the Board in connection with the lawsuit revealed that the Board was spot on in its suspicions. ATG Capital and Woodmont Capital’s Tice Brown plotted to take control of the Board and liquidate the Company. Mr. Gliksberg concealed these plans by using self-destructing messaging applications with Mr. Brown, and with each of his other nominees. The Delaware Chancery Court sanctioned him for this conduct.

After forcing the Company into months of litigation and having been exposed at trial for its concealed plans, ATG Capital has dropped its pursuit of control at this annual meeting. Now, ATG claims that it devoted nearly all of its capital to purchasing millions of shares at a discount in a matter of weeks without a single conversation with management or the Board simply because it was interested in additional “oversight” of the Company.

While ATG’s explanation for its own conduct lacks any credibility, its warning to shareholders of its true intentions does not. ATG acknowledges that, if elected to the Board, it will attempt to convince the Company to pay him over $9 million in legal fees.

Now supporting the plan that the Board has put in place, we believe his sole focus is the payment of his own legal fees, not Empery Digital’s future.

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Working on Behalf of All Shareholders

Let us be the first to tell you that as substantial shareholders, managers and those with oversight of the Company, we share your frustration with our stock performance. We do not believe our current stock price adequately values the Company and are focused each day on making decisions that will create value for you.

Your Board is comprised of directors with significant expertise in areas important to the Company’s business, including capital markets and capital structures; public company leadership, finance, audit and governance; digital assets and regulation; data center development and corporate law. The majority of our directors are independent and seven of our nine nominees joined the Board or were nominated since July 2024. Meanwhile, ATG Capital is seeking to remove the Company’s single largest shareholder and Hunt relationship, a former Pfizer CEO with more than 40 years of governance experience, and the only director who has run a digital asset business, while offering nominees with no comparable experience.

Your Board firmly believes that our director candidates are the right team to continue executing Empery Digital’s strategy and build on the progress already underway. Empery Digital’s team has only been on the job for 14 months and is just getting started. We are excited about what the future holds for the Company and our shareholders. Let us show you all that we can do.

Your Board recommends that you vote “FOR” all 9 of Empery Digital’s highly qualified director nominees – Ryan Lane, John Kim, Ian Read, Matthew Homer, Jonathan Foster, Örn Ólason, Adrian Solgaard, Rohan Chauhan and E. Taylor Robertson – using the WHITE proxy card today.

Please do not return any gold proxy card you may receive from ATG Capital. If you have already returned a gold card, you can change your vote by signing, dating and returning the WHITE proxy card today; only your latest-dated proxy will be counted.

Thank you for your continued trust and support.

Very truly yours,

Ryan Lane
Chairman of the Board and Co-Chief Executive Officer

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN

Vote “FOR” all 9 of Empery Digital’s director nominees on the WHITE proxy card

If you have any questions or require assistance with voting your WHITE proxy card, please contact our proxy solicitation firm, Okapi Partners:

1-800-690-6903 (Toll-Free)

Email: info@okapipartners.com

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About Empery Digital

Empery Digital is focused on building long-term shareholder value through its disciplined capital allocation strategy. The Company employs a bitcoin treasury strategy and is strategically expanding into AI infrastructure and data center investments, partnering with operators that have decades of real-estate and energy infrastructure development experience to capture growth at the intersection of digital assets and next-generation compute. Empery Digital is committed to transparency, efficiency, and accountability, applying rigorous decision-making to drive sustainable, long-term shareholder value.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “ahead,” “believe,” “continue,” “could,” “execute,” “expect,” “evolve,” “focus,” “forward,” “future,” “goal,” “grow” “may,” “opportunity,” “plan,” “potential,” “project,” “promise,” “strategy,” “will,” “would,” “urge,” and other words of similar meaning. These forward-looking statements address various matters, which include, without limitation, statements regarding our strategy, future operations, future financial position, return on investments including, but not limited to, statements relating to: the status of the strategic partnership with Hunt Properties and the Hunt Family and expected benefits therefrom; the signing of the lease and closing of the acquisition of the Midwest facility and the timing regarding the lease execution and closing of the acquisition; the status and conversion of the Midwest facility into a data center; the execution of a definitive triple net lease agreement for the Midwest facility with the same or similar terms to the LOI, the expected total lease payments and returns on investment that may be realized in connection therewith; the development of the campus in West Texas and the timing and returns associated therewith, including the timing of expected first power; the Company’s expectations regarding the reimbursement of expenses incurred in connection with its activist defense matters pursuant to its insurance coverage and ATG’s expectations regarding reimbursement; the status of and ability to resolve the matter with ATG Capital and the continued defense and against litigation brought by ATG Capital; the Company’s bitcoin strategy and statements relating to the Company’s ability to create value for shareholders.

Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include the risks and uncertainties regarding, among other things: our ability to keep pace with new technology and changing market needs; changes in business, market, financial, political and regulatory conditions; reduced demand for data centers or decreases in information technology spending; increased competition or available supply of data center capacity; delays or disruptions in connectivity or availability of power; deterioration in the relationship between the Company and Hunt Properties or CDP, or with potential data center tenants; the significant valuation uncertainty associated with the Company’s data center investments and the Company’s ability to realize a return on such investments; the Company’s limited ability to influence the operations, governance and strategic direction of its minority, non-controlling investments; the ability of CDP and Hunt Properties to negotiate and execute definitive long-term leases on commercially acceptable terms; potential delays or other impediments in the development of proposed data centers; the Company’s operations and business, including the highly volatile nature of the price of bitcoin and other cryptocurrencies; the Company’s stock price may be highly correlated to the price of the digital assets that it holds; increased competition in the industries in which the Company operates; significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; the treatment of crypto assets for U.S. and foreign tax purpose; the Company’s ability to generate revenues from sales and generate cash from financing of inventory, sale of its products and bitcoin derivatives; significant decrease in the market value of the Company’s bitcoin holdings; the Company’s ability to obtain additional financing through equity or debt offerings, obtain borrowings from financing arrangements or generate cash from the sale of bitcoin and the competitive environment of our business. Other risks and uncertainties include those identified under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2025, (as amended by Form 10-K/A filed with the SEC on April 21, 2026), and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2026, and any subsequent filings with the SEC.

As a result of these and other factors, we may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. The forward-looking statements reflect our views as of the date hereof. We do not assume and specifically disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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Important Additional Information

The Company has filed a definitive proxy statement on Schedule 14A and an accompanying white proxy card. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE 2026 ANNUAL MEETING CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE 2026 ANNUAL MEETING. Stockholders will be able to obtain a free copy of the Company’s definitive proxy statement, accompanying white proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://ir.emperydigital.com/sec-filings/all-sec-filings.

The Company, its directors and certain of its officers and employees are participants in the solicitation of proxies from shareholders in connection with the 2026 Annual Meeting. Information regarding the identity of the participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement.

Empery Digital Contacts

For Sales: sales@emperydigital.com

For Investors: investors@emperydigital.com

For Marketing: marketing@emperydigital.com

For Media: Nicholas Leasure / Jacqueline Zuhse: teamemperydigital@reevemark.com

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